Exhibit 99.1

RE/MAX Holdings Reports Fourth Quarter And Full-Year 2015 Results

DENVER, Feb. 25, 2016 /PRNewswire/ --

Full-Year 2015 Highlights
(Compared to full-year 2014 unless otherwise noted)

  Agent count grew by 7.0% to 104,826 agents
  Revenue grew by 3.4% to $176.9 million
  Operating Income grew by 16.2% to $74.2 million
  Adjusted EBITDA1 of $91.4 million, up 9.1%
  Adjusted EBITDA1 margin of 51.7%, up from 49.0%
  Adjusted basic and diluted earnings per share1 ("EPS") of $1.65 and $1.64, respectively
  FX negatively impacted full-year 2015 Adjusted EBITDA by $5.3 million, Adjusted EBITDA margin by 179 basis points and Adjusted basic and diluted EPS by approximately $0.11
  100% franchised business after converting the remaining owned brokerage offices to independent RE/MAX franchises
  Acquired the master franchise rights to the New York region on February 22, 2016
  Announced 20% increase to quarterly dividend on February 24, 2016

Fourth Quarter 2015 Highlights
(Compared to fourth quarter 2014 unless otherwise noted)

  Revenue grew by 1.7% to $43.3 million
  Operating income grew by 37.6% to $16.9 million
  Adjusted EBITDA1 up 7.6% to $21.9 million
  Adjusted EBITDA1 margin of 50.6%, up from 47.8%
  Adjusted basic and diluted EPS of $0.38
  FX negatively impacted Q4 Adjusted EBITDA margin by 120 basis points and Adjusted basic and diluted EPS by approximately $0.02

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX") (NYSE: RMAX), one of the world's leading franchisors of real estate brokerage services, today announced operating results for the fourth quarter and full-year ended December 31, 2015.

"RE/MAX had a strong year in 2015 led by two of our key growth drivers, agent count growth and office franchise sales. Over 6,800 agents chose to join RE/MAX in 2015, our largest agent count gain in ten years, and our office franchise sales outpaced every year since 2010," stated Dave Liniger, Chief Executive Officer and Co-Founder of RE/MAX. "Efficient execution of our strategic plan enabled us to grow our network, expand our footprint, and increase brand awareness. As a result, we expanded our Adjusted EBITDA margin by 270 basis points, despite foreign exchange headwinds. As the housing market continues to improve in 2016, we believe our agent-centric model will continue to attract quality agents, and result in four to five percent growth of our global agent network in 2016."

Liniger continued, "With nearly sixty percent of our revenue represented by recurring fees, we have a stable business model that delivers strong free cash flow. We've increased our quarterly dividend by 140 percent in the past two years and paid a special dividend last year. We also acquired the master franchise rights to the New York region and we're excited to grow our presence in the region. Both of these actions are a testament to our ability to invest, acquire, and return capital while still maintaining a strong cash position."

Full-Year 2015 Operating Results

Agent Count

Total agent count grew by 6,816 agents to 104,826 agents or 7.0% compared to year-end 2014. In the United States ("U.S."), agent count increased by 2,813 agents to 59,918 agents or 4.9%. Agent count in U.S. Company-owned and Independent regions grew by 5.5% and 4.0%, respectively. In Canada, agent count increased by 628 agents to 19,668 agents or 3.3% compared to the prior year end. Outside the U.S. and Canada, agent count increased by 3,375 agents to 25,240 agents or 15.4%.

Revenue

RE/MAX generated total revenue of $176.9 million for the full-year 2015, a 3.4% increase compared to $171.0 million in 2014, primarily driven by agent count growth and franchise sales, partially offset by lower brokerage revenue due to the sale of six Company-owned offices to an existing RE/MAX franchisee in April 2015. The strengthening of the U.S. dollar compared to the Canadian dollar and the Euro negatively impacted full-year 2015 revenue by $4.1 million. Recurring revenue streams, which include continuing franchise fees and annual dues, accounted for 59.7% of revenues in 2015 compared to 60.5% in the prior year.

Revenue from continuing franchise fees was $73.8 million, up $1.0 million or 1.4% compared to the prior year primarily due to agent count growth. Continuing franchise fee revenue growth was partially offset by fee waivers used to recruit new agents associated with our Momentum agent and broker development program.

Revenue from annual dues was $31.8 million, up $1.0 million or 3.4% compared to the prior year primarily due to an increase in total agent count of 6,816 for the full-year 2015, of which 3,441 new agents were located in the U.S. and Canada.

Revenue from broker fees was $32.3 million, up $3.6 million or 12.7% compared to the prior year, and the increase was driven by increased agent count and home sale transaction activity.

Franchise sales and other franchise revenue was $25.5 million, up $2.0 million or 8.7% compared to the prior year driven by an increase in office franchise sales in U.S. Company-owned and Independent regions and an increase in registration income associated with company events due to higher attendance and increased registration rates.

Brokerage revenue was $13.6 million, a decrease of $1.9 million or 12.1% from the prior year. The decrease was attributable to the sale of six Company-owned brokerage offices to an existing RE/MAX franchisee in April 2015. As of January 20, 2016, the Company completed the sale of its 15 remaining owned brokerage offices to existing RE/MAX franchises and is now 100% franchised across its nearly 7,000 global office footprint.

Operating Expenses

Total operating expenses were $102.7 million for the full-year 2015, a decrease of $4.4 million or 4.1% compared to the prior year. Selling, operating and administrative expenses were $91.0 million, down $0.9 million or 0.9% from the prior year and represented 51.4% of revenue compared to 53.7% in 2014. The reduction in operating expenses was primarily due to a large gain recognized on the sale of six Company-owned brokerage offices in April 2015 and 12 Company-owned brokerage offices on December 31, 2015. The reduction was also attributable to lower personnel expense related to a re-organization at the corporate headquarters in the fourth quarter of 2014. The reductions were partially offset by expenses associated with the secondary offering of the Company's common stock by its controlling stockholder, RIHI, Inc. (the "Secondary Offering") in November 2015 and a charge recorded in the fourth quarter related to the resolution of litigation associated with the acquisition of the Southwest region in October of 2013.

Adjusted EBITDA

Adjusted EBITDA was $91.4 million for the full-year 2015, up $7.6 million or 9.1% from the prior year. Adjusted EBITDA margin was 51.7% compared to 49.0% in the prior year, driven by revenue growth from increased agent count and lower operating expenses. The strength of the U.S. dollar compared to the Canadian dollar and the Euro negatively impacted Adjusted EBITDA and Adjusted EBITDA margin by $5.3 million and 179 basis points, respectively, for the full-year 2015.

Net Income

Reported net income was $51.4 million for the full-year 2015, an increase of $7.4 million or 16.8% compared to the prior year. The increase was primarily due to revenue growth and lower operating expenses.

Adjusted net income2 was $49.4 million for the full-year 2015, an increase of $4.1 million or 8.9% compared to the prior year. Adjusted basic and diluted EPS were $1.65 and $1.64, respectively, for the full-year 2015, compared to $1.54 and $1.51 for the prior year, respectively. The strength of the U.S. dollar compared to the Canadian dollar and the Euro negatively impacted both Adjusted basic and diluted EPS by $0.11 for the full-year 2015.

Net income attributable to RE/MAX Holdings, Inc. was $16.7 million for the full-year 2015. This amount excludes net income attributable to the non-controlling interest. Reported basic and diluted EPS attributable to RE/MAX Holdings, Inc. were $1.31 and $1.30, respectively, for the full-year 2015. Refer to Table 1 for the share counts used in the calculation of basic and diluted EPS attributable to RE/MAX Holdings, Inc. in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

The ownership structure used to calculate Adjusted basic and diluted EPS for the three and twelve months ended December 31, 2015 assumes RE/MAX owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX had in RMCO was 47.43% and 42.33% for the three and twelve months ended December 31, 2015, respectively.

Balance Sheet

As of December 31, 2015, the Company had a cash balance of $110.2 million, an increase of $3.0 million from December 31, 2014. The cash balance reflects the aggregate payment of approximately $15.0 million for quarterly dividends paid in 2015 and approximately $45.0 million for a special dividend of $1.50 per share paid in April 2015. The Company had $201.9 million of term loans outstanding, net of unamortized discount as of December 31, 2015, down from $211.7 million, net as of December 31, 2014.

Dividend

In 2015, the Company doubled its quarterly dividend and paid a special dividend, returning approximately $60 million to shareholders during the year. On February 24, 2016 the Company announced that its Board of Directors raised the quarterly dividend by 20% to $0.15 per share. The quarterly dividend is payable on March 23, 2016 to shareholders of record at the close of business on March 9, 2016.

Outlook

The Company's 2016 Outlook reflects the acquisition of the New York region, the impact of the strengthening of the U.S. dollar against the Canadian dollar and the Euro as well as the sale of the remaining Company-owned brokerages. Revenue, selling, operating and administrative expenses and Adjusted EBITDA margin are subject to currency exchange rate fluctuations principally related to changes in the Canadian dollar to U.S. dollar and Euro to U.S. dollar exchange rates. In 2015, the Company generated 12% of its revenue in Canada and realized an average exchange rate of $0.78 U.S. for every $1.00 Canadian. The Company's 2016 outlook reflects an annualized estimated exchange rate of $0.70 U.S. for every $1.00 Canadian.

RE/MAX is providing the following outlook for the first quarter and full-year 2016:

First Quarter 2016 Outlook:

  Agent count is estimated to increase by 5.5% to 6.0% over first quarter 2015;
  Revenue is estimated to decrease by 2.0% to 3.0% from first quarter 2015;
    This reflects the sale of the 21 owned brokerage offices; adjusting for the sale, revenue would have been estimated to increase by 4.0% to 5.0% over first quarter 2015;
  Selling, operating and administrative expenses are estimated to be 56.0% to 57.0% of first quarter 2016 revenue;
    Higher SO&A expense as a percent of revenue in the first quarter is normal due to expenses associated with the Company's annual convention in March and seasonality of revenue;
  Adjusted EBITDA margin is estimated to be in the 45.0% to 46.0% range;
  Capital expenditures expected to be between $1.0 to $1.5 million;
    Includes estimated project related capital expenditures of $750 thousand to $1.0 million; and
  Project related operating expenditures are estimated to be $750 thousand to $1.0 million.

Full-Year 2016 Outlook:

  Agent count is estimated to be 4.0% to 5.0% over 2015;
  Revenue is estimated to decrease by 3.0% to 4.0% compared to 2015;
    Revenue would have been estimated to increase by 3.25% to 3.75% over 2015 after adjusting for the sale of the brokerage offices, the negative impact of FX, and the incremental contribution of the acquired New York region;
  Selling, operating and administrative expenses are estimated to be 48.0% to 49.0% of 2016 revenue;
  Adjusted EBITDA margin is estimated to be in the 51.5% to 53.0% range;
  Total estimated capital expenditures of $3.5 to $4.0 million;
    Includes project related capital expenditures of $1.5 to $2.0 million; and
  Project related operating expenditures expected to be approximately $4.0 to $4.5 million.

As a result of the Secondary Offering in November 2015, the ownership RE/MAX had of RMCO as of December 31, 2015 was 58.33%. Also, due to the change in ownership percentage, the effective tax rate attributable to RE/MAX Holdings, Inc. is estimated to be between 23% and 25% in 2016.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, February 26, 2016, beginning at 8:30 a.m. Eastern Time. Interested parties are able to access the conference call using the following dial-in numbers:

U.S.	1-877-201-0168
Canada & International	1-647-788-4901

Interested parties are also able to access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX as measured by total residential transaction sides.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company's outlook for the first quarter and full fiscal year, including expectations regarding agent count, revenue, SO&A expenses, and Adjusted EBITDA margins for its first quarter of 2016 and full fiscal year, the Company's optimism for agent recruitment, investment, acquisitions and improving market conditions, as well as other statements regarding the Company's strategic and operational plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

1 Non-GAAP measures. See Table 5 for a reconciliation of Net income to Adjusted EBITDA. See Table 6 for a reconciliation of Net income to Adjusted net income and related calculation of Adjusted EPS. See the end of this press release for a definition of Non-GAAP measures.

2 Non-GAAP measure. Adjusted net income measure assumes RE/MAX owns 100% of RMCO. As of December 31, 2015, RE/MAX actually owned 58.33% of RMCO. See Table 6 for a reconciliation of Adjusted net income and Adjusted EPS to net income. See the end of this press release for a definition of Non-GAAP measures.

TABLE 1

RE/MAX Holdings, Inc.
Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenue:
Continuing franchise fees	$18,917	$18,455	$73,750	$72,706
Annual dues	8,071	7,880	31,758	30,726
Broker fees	7,346	6,832	32,334	28,685
Franchise sales and other franchise revenue	5,933	5,505	25,468	23,440
Brokerage revenue	3,007	3,893	13,558	15,427
Total revenue	43,274	42,565	176,868	170,984
Operating expenses:
Selling, operating and administrative expenses	25,461	26,526	90,986	91,847
Depreciation and amortization	3,740	3,799	15,124	15,316
Gain on sale or disposition of assets, net	(2,791)	(13)	(3,397)	(14)
Total operating expenses	26,410	30,312	102,713	107,149
Operating income	16,864	12,253	74,155	63,835
Other expenses, net:
Interest expense	(2,965)	(2,288)	(10,413)	(9,295)
Interest income	42	108	178	313
Foreign currency transaction losses	(76)	(844)	(1,661)	(1,348)
Loss on early extinguishment of debt	—	—	(94)	(178)
Equity in earnings of investees	252	206	1,215	600
Total other expenses, net	(2,747)	(2,818)	(10,775)	(9,908)
Income before provision for income taxes	14,117	9,435	63,380	53,927
Provision for income taxes	(3,148)	(1,818)	(12,030)	(9,948)
Net income	$10,969	$7,617	$51,350	$43,979
Less: net income attributable to non-controlling interest	6,923	5,241	34,695	30,543
Net income attributable to RE/MAX Holdings, Inc.	$4,046	$2,376	$16,655	$13,436

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.28	$0.20	$1.31	$1.16
Diluted	$0.28	$0.19	$1.30	$1.10
Weighted average shares of Class A common stock outstanding
Basic	14,283,839	11,662,874	12,671,051	11,611,164
Diluted	14,351,911	12,259,440	12,829,214	12,241,977
Cash dividends declared per share of Class A common stock	$0.1250	$0.0625	$2.0000	$0.2500

TABLE 2

RE/MAX Holdings, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$110,212	$107,199
Escrow cash - restricted	—	693
Accounts and notes receivable, current portion, less allowances of $4,483 and $4,495, respectively	16,769	16,641
Accounts receivable from affiliates	—	231
Income taxes receivable	—	765
Assets held for sale	354	—
Other current assets	7,411	5,237
Total current assets	134,746	130,766
Property and equipment, net of accumulated depreciation of $13,183 and $19,993, respectively	2,395	2,661
Franchise agreements, net of accumulated amortization of $100,499 and $87,330, respectively	61,939	75,505
Other intangible assets, net of accumulated amortization of $8,929 and $8,550, respectively	4,941	2,725
Goodwill	71,871	72,463
Deferred tax assets, net	106,033	66,903
Investments in equity method investees	—	3,693
Debt issuance costs, net	1,527	1,896
Other assets, net of current portion	1,861	1,715
Total assets	$385,313	$358,327
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$449	$561
Accounts payable to affiliates	66	1,114
Escrow liabilities	—	693
Accrued liabilities	16,082	9,380
Income taxes payable	451	189
Deferred revenue and deposits	16,501	17,142
Current portion of debt	14,805	9,460
Current portion of payable pursuant to tax receivable agreements	8,478	3,914
Liabilities held for sale	351	—
Other current liabilities	71	211
Total current liabilities	57,254	42,664
Debt, net of current portion	187,079	202,213
Payable pursuant to tax receivable agreements, net of current portion	91,557	63,504
Deferred tax liabilities, net	120	190
Other liabilities, net of current portion	9,889	10,473
Total liabilities	345,899	319,044
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 17,584,351 shares issued and outstanding as of December 31, 2015; 11,768,041 shares issued and outstanding as of December 31, 2014	2	1
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of December 31, 2015 and December 31, 2014	—	—
Additional paid-in capital	445,081	241,882
Retained earnings	4,693	12,041
Accumulated other comprehensive (loss) income	(105)	886
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	449,671	254,810
Non-controlling interest	(410,257)	(215,527)
Total stockholders' equity	39,414	39,283
Total liabilities and stockholders' equity	$385,313	$358,327

TABLE 3

RE/MAX Holdings, Inc.
Consolidated Statements of Cash Flow
(Amounts in thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$51,350	$43,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,124	15,316
Bad debt expense	433	630
Gain on sale or disposition of assets, net	(3,397)	(14)
Loss on early extinguishment of debt	94	178
Equity in earnings of investees	(1,215)	(600)
Distributions received from equity investees	1,178	549
Equity-based compensation expense	1,453	2,002
Non-cash interest expense	439	365
Deferred income tax expense	2,531	1,865
Changes in operating assets and liabilities:
Accounts and notes receivable, current portion	(999)	(1,466)
Advances from/to affiliates	(771)	(161)
Other current and noncurrent assets	502	100
Other current and noncurrent liabilities	7,000	858
Deferred revenue and deposits, current portion	866	1,094
Payment pursuant to tax receivable agreements	—	(986)
Net cash provided by operating activities	74,588	63,709
Cash flows from investing activities:
Purchases of property, equipment and software	(3,546)	(2,026)
Proceeds from sale of property and equipment	25	5
Capitalization of trademark costs	(82)	(122)
Acquisitions	—	—
Dispositions	5,650	100
Cost to sell assets	(383)	—
Net cash provided by (used in) investing activities	1,664	(2,043)
Cash flows from financing activities:
Payments on debt	(9,400)	(16,816)
Capitalized debt amendment costs	(555)	—
Distributions paid to non-controlling unitholders	(42,827)	(22,197)
Dividends paid to Class A common stockholders	(24,003)	(2,901)
Payments on capital lease obligations	(322)	(204)
Proceeds from exercise of stock options	2,248	486
Excess tax benefit realized on exercise of stock options and delivery of vested restricted stock units	2,770	736
Cancellation of vested restricted stock units for required tax withholding payments	(327)	(1,781)
Net cash used in financing activities	(72,416)	(42,677)
Effect of exchange rate changes on cash	(823)	(165)
Net increase in cash and cash equivalents	3,013	18,824
Cash and cash equivalents, beginning of year	107,199	88,375
Cash and cash equivalents, end of year	$110,212	$107,199

TABLE 4

RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014	2014	2014	2014	2013
Agent Count:
U.S.
Company-owned regions (1)	37,250	37,146	36,545	35,845	35,299	35,377	34,686	33,911	33,416
Independent regions (1)	22,668	22,633	22,459	22,100	21,806	21,804	21,576	21,375	21,075
U.S. Total	59,918	59,779	59,004	57,945	57,105	57,181	56,262	55,286	54,491
Canada
Company-owned regions	6,553	6,512	6,440	6,327	6,261	6,258	6,212	6,117	6,084
Independent regions	13,115	12,994	12,992	12,834	12,779	12,849	12,818	12,852	12,838
Canada Total	19,668	19,506	19,432	19,161	19,040	19,107	19,030	18,969	18,922
Outside U.S. and Canada
Company-owned regions (2)	—	—	—	—	328	312	301	323	338
Independent regions (2)	25,240	24,206	23,467	22,849	21,537	21,047	20,496	19,807	19,477
Outside U.S. and Canada Total	25,240	24,206	23,467	22,849	21,865	21,359	20,797	20,130	19,815
Total	104,826	103,491	101,903	99,955	98,010	97,647	96,089	94,385	93,228
Net change in agent count compared to the prior period	1,335	1,588	1,948	1,945	363	1,558	1,704	1,157	497

(1)

As of each quarter end in 2015 and 2014, and as of December 31, 2013, U.S. Company-owned Regions include agents in the Southwest and Central Atlantic regions which converted from Independent Regions to Company-owned regions in connection with the acquisitions of the business assets of HBN and Tails on October 7, 2013. As of the acquisition date, the Southwest and Central Atlantic regions had 5,918 agents.

(2)

As of December 31, 2015, Independent Regions outside of the U.S. and Canada include 530 agents in the Caribbean and Central America regions which converted from Company-owned Regions to Independent Regions in connection with the regional franchising agreements the Company entered into with new independent owners of the Caribbean and Central America regions on January 1, 2015.

TABLE 5

RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Consolidated:
Net income (1)	$10,969	$7,617	$51,350	$43,979
Depreciation and amortization	3,740	3,799	15,124	15,316
Interest expense	2,965	2,288	10,413	9,295
Interest income	(42)	(108)	(178)	(313)
Provision for income taxes	3,148	1,818	12,030	9,948
EBITDA	20,780	15,414	88,739	78,225
Gain on sale or disposition of assets and sublease (2)	(2,877)	(63)	(3,650)	(340)
Loss on early extinguishment of debt (3)	—	—	94	178
Non-cash straight-line rent expense (4)	208	198	889	812
Public offering related expenses (5)	1,097	—	1,097	—
Severance related expenses (6)	—	4,617	1,482	4,617
Acquisition related expenses (7)	2,673	163	2,750	313
Adjusted EBITDA	$21,881	$20,329	$91,401	$83,805
Adjusted EBITDA Margin	50.6%	47.8%	51.7%	49.0%

FX impact on Adjusted EBITDA (8)
Foreign currency transaction losses	$76	$844	$1,661	$1,348
FX impact on operating income	1,057	575	3,674	1,430
Adjusted EBITDA adjusted for FX	$23,014	$21,748	$96,736	$86,583
Adjusted EBITDA Margin adjusted for FX (9)	51.8%	50.4%	53.5%	50.2%

(1)

Consolidated net income excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents (gains) losses on the sale or disposition of assets as well as the (gains) losses on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility and previous senior secured credit facility for each period presented.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)	Represents costs incurred in connection with the Secondary Offering.
(6)

Represents severance related expenses for expenses of $1.3 million incurred during the year ended December 31, 2014 for severance and outplacement services provided to former employees in connection with a restructuring plan implemented at the Company's corporate headquarters. Severance related expenses also includes $3.3 million recognized for the retirement of the former Chief Executive Officer on December 31, 2014, which includes $1.8 million of expenses related to continued salary, benefits and related payroll costs to be paid over a 36-month period beginning in the fourth quarter of 2015, $1.0 million of additional equity-based compensation expense for the accelerated vesting of certain restricted stock units and $0.5 million of expenses related to a one-time salary payment made on December 31, 2014. Subsequent thereto, severance related expenses were recognized during the year ended December 31, 2015 for organizational changes implemented during 2015, including the retirement of the Company's former President on August 19, 2015. See Note 13 to the audited consolidated financial statements included in the Annual Report on Form 10-K.

(7)

Costs include legal, accounting and advisory fees as well as consulting fees for integration services. Acquisition integration expenses also include a one-time charge of $2.7 million resulting from a litigation judgment concerning the net assets of HBN during the year ended December 31, 2015.

(8)

As compared to the prior year on a constant currency basis. Numbers reflect FX impact primarily from Canadian and European operations which accounts for the majority of the total FX related impact on revenue generated from operations outside the U.S.

(9)

Revenue adjusted for the impact of foreign exchange and used to calculate the Adjusted EBITDA margin adjusted for FX is equal to $44.5 million and $43.2 million for the fourth quarter of 2015 and 2014, respectively, and $180.9 million and $172.6 million for the full-year 2015 and 2014, respectively.

TABLE 6

RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Consolidated:
Net income (1)	$10,969	$7,617	$51,350	$43,979
Amortization of franchise agreements	3,392	3,392	13,566	13,566
Provision for income taxes	3,148	1,818	12,030	9,948
Add-backs:
Gain on sale or disposition of assets and sublease (2)	(2,877)	(63)	(3,650)	(340)
Loss on early extinguishment of debt (3)	—	—	94	178
Non-cash straight-line rent expense (4)	208	198	889	812
Public offering related expenses (5)	1,097	—	1,097	—
Severance related expenses (6)	—	4,617	1,482	4,617
Acquisition related expenses (7)	2,673	163	2,750	313
Adjusted pre-tax net income	18,610	17,742	79,608	73,073
Less: Provision for income taxes at 38%	(7,072)	(6,742)	(30,251)	(27,768)
Adjusted net income	$11,538	$11,000	$49,357	$45,305

Total basic pro forma shares outstanding	30,113,276	29,397,474	29,925,446	29,345,764
Total diluted pro forma shares outstanding	30,181,348	29,994,040	30,083,609	29,976,577

Adjusted net income basic earnings per share:	$0.38	$0.37	$1.65	$1.54
Adjusted net income diluted earnings per share:	$0.38	$0.37	$1.64	$1.51

(1)

Consolidated net income excludes all adjustments associated with the non-controlling interest and presents the results of operations as if all outstanding common units of RMCO were exchanged for or converted into shares of the Company's Class A common stock on a one-for-one basis for the entire period presented.

(2)	Represents (gains) losses on the sale or disposition of assets as well as the (gains) losses on the sublease of a portion of the Company's corporate headquarters office building.
(3)	Represents losses incurred on early extinguishment of debt on the Company's 2013 Senior Secured Credit Facility and previous senior secured credit facility for each period presented.
(4)	Represents the non-cash charge to appropriately record rent expense on a straight-line basis over the term of the lease agreement taking into consideration escalation in monthly cash payments.
(5)	Represents costs incurred in connection with the Secondary Offering.
(6)

Represents severance related expenses for expenses of $1.3 million incurred during the year ended December 31, 2014 for severance and outplacement services provided to former employees in connection with a restructuring plan implemented at the Company's corporate headquarters. Severance related expenses also includes $3.3 million recognized for the retirement of the former Chief Executive Officer on December 31, 2014, which includes $1.8 million of expenses related to continued salary, benefits and related payroll costs to be paid over a 36-month period beginning in the fourth quarter of 2015, $1.0 million of additional equity-based compensation expense for the accelerated vesting of certain restricted stock units and $0.5 million of expenses related to a one-time salary payment made on December 31, 2014. Subsequent thereto, severance related expenses were recognized during the year ended December 31, 2015 for organizational changes implemented during 2015, including the retirement of the Company's former President on August 19, 2015. See Note 13 to the audited consolidated financial statements included in the Annual Report on Form 10-K.

(7)

Costs include legal, accounting and advisory fees as well as consulting fees for integration services. Acquisition integration expenses also include a one-time charge of $2.7 million resulting from a litigation judgment concerning the net assets of HBN during the year ended December 31, 2015.

TABLE 7

RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	14,283,839	11,662,874	12,671,051	11,611,164
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	15,829,437	17,734,600	17,254,395	17,734,600
Total basic pro forma weighted average shares outstanding	30,113,276	29,397,474	29,925,446	29,345,764

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	14,283,839	11,662,874	12,671,051	11,611,164
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	15,829,437	17,734,600	17,254,395	17,734,600
Dilutive effect of stock options (1)	29,067	542,623	130,001	578,888
Dilutive effect of unvested restricted stock units (1)	39,005	53,943	28,162	51,925
Total diluted pro forma weighted average shares outstanding	30,181,348	29,994,040	30,083,609	29,976,577

(1)	In accordance with the treasury stock method

Non-GAAP Financial Measures

The Securities and Exchange Commission ("SEC") has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures not in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), such as Adjusted EBITDA and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the audited consolidated financial statements included in the Annual Report on Form 10-K), adjusted for the impact of the following items that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, loss on early extinguishment of debt, equity-based compensation incurred in connection with grants of RMCO common units prior to the IPO and fully vested restricted stock units granted in conjunction with the IPO, non-cash straight-line rent expense, salaries paid to David Liniger, the Company's Chief Executive Officer, Chairman and Co-Founder, and Gail Liniger, the Company's Vice Chair and Co-Founder, that the Company discontinued upon completing the IPO, professional fees and certain expenses incurred in connection with the IPO and subsequent secondary offerings, acquisition related expenses and severance related expenses. During the third quarter of 2014, the Company revised its definition of Adjusted EBITDA to eliminate the adjustment of equity-based compensation expense incurred for equity awards granted since the IPO, and Adjusted EBITDA in prior periods was revised to reflect this change for consistency of presentation. During the fourth quarter of 2014, the Company revised its definition of Adjusted EBITDA to include an adjustment for severance related charges incurred during or after such quarter.

Because Adjusted EBITDA omits certain non-cash items and other non-recurring cash charges or other items, the Company believes that it is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items and is more reflective of other factors that affect its operating performance. The Company presents Adjusted EBITDA because the Company believes it is useful as a supplemental measure in evaluating the performance of the operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA as a factor in evaluating the performance of the business.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  this measure does not reflect changes in, or cash requirements for, the Company's working capital needs;
  this measure does not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  this measure does not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  this measure does not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  this measure does not reflect the cash requirements to pay RIHI and Oberndorf pursuant to the TRAs;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and
  other companies may calculate this measure differently so they may not be comparable.

CONTACT: Investor Contact: Peter Crowe, (303) 796-3815, pcrowe@remax.com, Media Contact: Shaun White, (303) 796-3405, shaunwhite@remax.com